Exhibit 4.7
VOTING AGREEMENT
THIS VOTING AGREEMENT is made as of October  _____, 2008 (the “Agreement”), by and among MAKO Surgical Corp., a Delaware corporation (the “Company”),  _____  (the “Stockholder”) and the investors listed on the signature pages hereto (the “Call Investors”).
W I T N E S S E T H
WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company is entering into a Securities Purchase Agreement, dated as of the date hereof (as such agreement may hereafter be amended from time to time, the “Securities Purchase Agreement”), with the Call Investors and certain other purchasers of the Company’s securities that provides for, upon the terms and subject to the conditions set forth therein, the sale of shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), and warrants to acquire additional shares of Common Stock at an initial closing and the subsequent sale of additional shares of Common Stock and warrants to acquire additional shares of Common Stock following the Company’s exercise of the Call Right (as defined in the Securities Purchase Agreement); and
WHEREAS, capitalized terms used herein have the respective meanings ascribed thereto in the Securities Purchase Agreement unless otherwise defined herein; and
WHEREAS, pursuant to the Securities Purchase Agreement, the Company has agreed to call a meeting of its stockholders for the purpose of seeking approval of the Company’s stockholders for the issuance of the Call Shares, the Second Closing Warrants, the Call Exercise Warrants and the Warrant Shares underlying the Second Closing Warrants and the Call Exercise Warrants in accordance with the terms of the Securities Purchase Agreement (the “Proposal”);
WHEREAS, as of the date hereof, the Stockholder beneficially owns the number of shares of Common Stock set forth opposite the Stockholder’s name on Schedule I hereto (all such shares so owned and which may hereafter be acquired by such Stockholder prior to the termination of this Agreement, whether upon the exercise of options, conversion of convertible securities, exercise of warrants or by means of purchase, dividend, distribution or otherwise, being referred to herein as the Stockholder’s “Shares”);
WHEREAS, as a condition to the Call Investors’ willingness to enter into the Securities Purchase Agreement, the Call Investors have required the Stockholder to enter into this Agreement; and
WHEREAS, in order to induce the Call Investors to enter into the Securities Purchase Agreement, the Stockholder is willing to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Stockholder hereby agree as follows:

ARTICLE I.
TRANSFER AND VOTING OF SHARES; AND
OTHER COVENANTS OF THE STOCKHOLDER
SECTION 1.1. Voting of Shares. From the date hereof until termination of this Agreement pursuant to Section 3.2 hereof (the “Term”), at any meeting of the stockholders of the Company, however called and at any adjournment or postponement thereof, and in any action by consent of the stockholders of the Company, the Stockholder shall (A) appear at such meeting or otherwise cause its Shares to be counted as present thereat for purposes of establishing a quorum and (B) vote (or cause to be voted) its Shares in favor of the Proposal and such other matters as may be necessary or advisable to consummate the transactions contemplated by the Securities Purchase Agreement.
SECTION 1.2. No Inconsistent Arrangements. Except as contemplated by this Agreement, during the Term, the Stockholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of in any manner any of the Shares, or consent or agree to do any of the foregoing, (b) directly or indirectly, limit its right to vote in any manner any of the Shares (other than as set forth in this Agreement), including without limitation by the grant of any proxy, power of attorney or other authorization in or with respect to the Shares, by depositing the Shares into a voting trust, or by entering into a voting agreement, or consent or agree to do any of the foregoing or (c) take any action which would have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, the Stockholder may transfer any or all of the Shares as follows: (i) in the case of a Stockholder that is an entity, to any subsidiary, partner or member of such Stockholder, and (ii) in the case of a Stockholder that is an individual, to the Stockholder’s spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, (x) each person or entity to which any of such Shares or any interest in any of such Shares is or may be transferred has executed and delivered to the Company and the Call Investors a counterpart to this Agreement, which counterpart shall by such transferee’s execution thereof represent such transferee’s agreement to be bound by all of the terms and provisions of this Agreement, and (y) this Agreement becomes the legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created by this Agreement is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors’ rights and to general equity principles. For purposes of this Section 1.2, the term “sell” or “transfer” or any derivatives thereof shall include, but not be limited to, (A) a sale, transfer or disposition of record or beneficial ownership, or both and (B) a short sale with respect to Common Stock or substantially identical property, entering into or acquiring an offsetting derivative contract with respect to Common Stock or substantially identical property, entering into or acquiring a futures or forward contract to deliver Common Stock or substantially identical property or entering into any transaction that has the same effect as any of the foregoing.

SECTION 1.3. Proxy; Reliance. The Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any of the Stockholder’s Shares and constitutes and appoints Dr. Maurice R. Ferre, in his capacity as Chief Executive Officer of the Company, and any individual who shall hereafter succeed Dr. Ferre to such office of the Company, with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorney and proxy (its “Proxy”), for and in its name, place and stead, to vote each of such Shares as its Proxy in favor of the matters set forth in Section 1.1, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the Delaware General Corporation Law may permit or require as provided in Section 1.1.
THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.
SECTION 1.4. Stop Transfer. The Company shall issue stop-transfer instructions to the transfer agent for the Common Stock instructing the transfer agent not to register any transfer of Shares during the Term except in compliance with the terms of this Agreement.
SECTION 1.5. Additional Shares. The Stockholder hereby agrees, while this Agreement is in effect, to promptly notify the Company of the number of any new Shares acquired (whether upon the exercise of options, conversion of convertible securities, exercise of warrants or by means of purchase, dividend, distribution or otherwise) by such Stockholder, if any, after the date hereof.
SECTION 1.6. Disclosure. The Stockholder hereby authorizes the Company to publish and disclose in any announcement or disclosure required by the SEC (including in any proxy statement filed with the SEC in connection with any meeting at which the Proposal is to be considered and all documents and schedules filed with the SEC in connection with the foregoing), its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER
The Stockholder hereby represents and warrants to the Company and the Call Investors as of the date hereof and as of the date of any stockholder meeting at which the Proposal is considered as follows:
SECTION 2.1. Due Authorization, etc. The Stockholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint the Proxy and to consummate the transactions contemplated hereby, all of which have been duly authorized by all action necessary on the part of the Stockholder. The execution, delivery and performance of this Agreement, the appointment of the Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.

SECTION 2.2. No Violation. Neither the execution and delivery of this Agreement nor the performance of this Agreement by the Stockholder will (a) require the Stockholder to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, or (b) violate, or cause a breach of or default under, or conflict with any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon the Stockholder, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have an adverse effect on the Stockholder’s ability to satisfy its obligations under this Agreement. No proceedings are pending which, if adversely determined, will have an adverse effect on the Stockholder’s ability to vote any of the Shares.
SECTION 2.3. Ownership of Shares. The Stockholder has good and marketable title to, and is the sole legal and beneficial owner of the Shares set forth opposite its name on Schedule I hereto, in each case free and clear of all liabilities, claims, liens, options, security interests, proxies, voting trusts, voting agreements, charges, participations and encumbrances of any kind or character whatsoever, except as may be imposed by federal, state or foreign securities laws. The Stockholder has not previously assigned or sold any of the Shares to any third party. On the date hereof, such Shares constitute all of the Shares owned of record or beneficially by such Stockholder. The Stockholder has sole voting power and sole power of disposition with respect to the Shares with no restrictions on its voting rights or rights of disposition pertaining thereto.
ARTICLE III.
MISCELLANEOUS
SECTION 3.1. Definitions. Terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in the Securities Purchase Agreement.
SECTION 3.2. Termination. This Agreement shall terminate and be of no further force and effect upon the earlier of (i) the date that the parties hereto have consented to the termination of this Agreement and (ii) immediately following a meeting of the Company’s stockholders at which the Proposal is voted upon by the Company’s stockholders, which meeting is duly called and held for such purpose and at which a quorum was present and acting throughout. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.
SECTION 3.3. Further Assurances. From time to time at the request of the holders of more than 50% of all of the Common Shares held by the Call Investors (the “Majority Call Investors”) and without further consideration, the Stockholder will execute and deliver to the Company and the Call Investors such documents and take such action as the Majority Call Investors may reasonably deem to be necessary or desirable to carry out the provisions hereof.

SECTION 3.4. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, or any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
SECTION 3.5. Specific Performance. The Stockholder acknowledges that the Company and the Call Investors will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder that are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to the Company or the Call Investors upon the breach by the Stockholder of such covenants and agreements, the Company and the Call Investors will have the right without the posting of a bond to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements. Accordingly, should the Company or any Call Investor institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that the Company or such Call Investor has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.
SECTION 3.6. Notice. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section 3.6 prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section 3.6 on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of deposit with a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. All communications hereunder will be delivered to the respective parties at the following addresses (or at such other address for a party as is specified by like notice, provided that notices of a change of address will be effective only upon receipt thereof):
(a)	If to the Company:

MAKO Surgical Corp. 2555 Davie Road Fort Lauderdale, FL 33117 Attention: Facsimile: Email:

With a copy to:

Foley & Lardner LLP

777 East Wisconsin Avenue Milwaukee, WI 53202 Attention: Jay O. Rothman, Esq. Facsimile: (414) 297-4900 Email: jrothman@foley.com

(b) If to the Stockholder, at the address set forth below the Stockholder’s name on Schedule I hereto.
(c) If to a Call Investor, at the address set forth below such Call Investor’s name on the signature pages to the Securities Purchase Agreement.
SECTION 3.7. Capacity. Notwithstanding anything in this Agreement to the contrary, the Stockholder makes no agreement or understanding herein in any capacity other than in the Stockholder’s capacity as a record holder and beneficial owner of Shares.
SECTION 3.8. Expenses. Each of the parties hereto will pay its own expenses incurred in connection with this Agreement.
SECTION 3.9. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 3.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.
SECTION 3.11. Entire Agreement. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
SECTION 3.12. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise.

SECTION 3.13. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws. Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
SECTION 3.14. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company, the Stockholder and the Majority Call Investors.
SECTION 3.15. Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by any party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
SECTION 3.16. Counterparts. This Agreement may be executed (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

MAKO SURGICAL CORP.

By:
Name:
Title:

[NAME OF STOCKHOLDER]

By:
[Name:]
[Title:]

MONTREUX IV ASSOCIATES, L.L.C.

Daniel K. Turner III
Managing Member

MONTREUX EQUITY PARTNERS IV, L.P

BY:	Montreux Equity Management IV, LLC,
its General Partner

John Savarese, M.D.
Managing Member

ALTA PARTNERS VIII, LP

By:	Alta Partners Management VIII, LLC

Managing Director

SKYLINE VENTURE PARTNERS V, L.P

BY:	Skyline Venture Management V, LLC,
its General Partner

John Freund
Executive Managing Director

Schedule I

Number of Shares
Name of Stockholder	Beneficially Owned

Address:

Telephone No.:

Facsimile No.:

Email Address: